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                                                                    EXHIBIT 99.1

                       CHENIERE ENERGY INC. NEWS RELEASE

                                                       CONTACT: Robert T. Jordan
                                                      INVESTOR & MEDIA RELATIONS
                                                                  1-888-948-2036
                                                      E-mail:  chex@mdcgroup.com
                                                               -----------------
FOR IMMEDIATE RELEASE 3/01/01
-----------------------------

     Cheniere Energy Lists on AMEX, Updates Drilling and Year-End Reserves

HOUSTON - MARCH 1, 2001 - Cheniere Energy Inc. (OTC BB: CHEX) announced that its common stock will be traded on The American Stock Exchange (AMEX: CXY) beginning on Monday, March 5, 2001. The company also reported progress in its drilling program through affiliate Gryphon Exploration Company and year-end estimates of its oil and gas reserves.

     Amex Listing: Salvatore F. Sodano, Amex chairman and chief executive officer, said, "We are pleased to welcome Cheniere Energy Inc. to The American Stock Exchange. In listing at the Amex, Cheniere will benefit from our visibility and investor relations programs, an integral part of the Exchange's commitment to providing value-added quality services that growing companies need to succeed."

     Drilling Update: In October 2000, Cheniere formed an affiliate, Gryphon Exploration Company, contributing an 8,800 square mile 3D seismic database offshore Louisiana. Warburg, Pincus Equity Partners, L.P., a private equity fund based in New York, contributed $25,000,000 for Gryphon preferred stock to fund the exploration of the database. To date, Gryphon has drilled two exploratory wells, made one discovery, and is presently drilling its third and fourth exploratory wells. The successful well production of natural gas commenced in February, and by month-end had risen to a rate of approximately 11 million cubic feet per day. It is expected ultimately to produce at a rate of 15 mmcf/day (3.5 mmcf/day net to Gryphon). Cheniere owns a 36.8% interest in Gryphon.

     Year-End Reserves: Cheniere's proved oil and gas reserves at December 31, 2000 are estimated to be 5.3 billion cubic feet of natural gas equivalents
(bcfe), of which 97% is natural gas. This compares to 6.0 bcfe at year-end 1999. Changes to reserves during the year included net additions of 0.8 bcfe and production of 1.5 bcfe. Additions include 0.6 bcfe related to Cheniere's interest in Gryphon. The present value of future net revenues, using year-end prices of $10.71 per thousand cubic feet (mcf) of gas and $29.72 per barrel of oil is $30.5 million. Using more modest prices of $4.70 per mcf and $29.72 per barrel, the present value of such cash flows is $10.7 million. Determination of proved reserves was performed by Ryder Scott Company.

     Cheniere Energy, Inc. is an independent oil and gas company focused in and around the Gulf of Mexico. The company explores in the shallow Gulf of Mexico using regional 3D seismic data. Activities offshore Louisiana are conducted primarily through its 36.8% interest in privately-held Gryphon Exploration Company and its ownership of a 228 square mile proprietary 3D project. In Texas and the adjacent West Cameron area, the company is currently developing an offshore exploration program using 6,800 square miles of recently licensed 3D data. Additional information about Cheniere can be found by calling the company's investor and media relations department at 888-948-2036 or by writing to chex@mdcgroup.com

     Except for the historical statements contained herein, this news release presents forward-looking statements that involve risks and uncertainties. Although the company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. Certain risks and uncertainties inherent in the company's business are set forth in the company's periodic reports that are filed with and available from the Securities and Exchange Commission.

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